Exhibit 5

Niederer Kraft & Frey

Bahnhofstrasse 13

CH-8001 Zurich

Switzerland

Telephone: +41-58-800-8000

Fax: +41-58-800-8080

ACE Limited

Bärengasse 8

CH-8001 Zurich

Switzerland

December 17, 2008

ACE Limited (the “Company”) - Form S-8 Registration Statements regarding the ACE Limited Employee Stock Purchase Plan

Dear Sirs,

We have been asked to render this opinion in our capacity as Swiss counsel to the Company in connection with Registration Statements No. 333-1404 and No. 333-134504 on Form S-8 under the Securities Act of 1933, as amended filed with the United States Security Commission relating to the ACE Limited Employee Stock Purchase Plan (the “Stock Purchase Plan”) prior to the transfer of domicile of the Company to Switzerland the reincorporation of the Company as Swiss company.

I.	DOCUMENTS REVIEWED

For the purpose of this opinion we have reviewed and relied on copies of the following documents:

a.	a certified extract from the journal of the Commercial Register of the Canton of Zurich regarding the Company certified as of December 17, 2008 (the “Extract”);

b.	a copy of the notarised articles of association (Statuten) of the Company in their version of December 16, 2008 (the “Articles of Association”);

c.	an excerpt from the minutes (the “Minutes”) of the meeting of the Board of Directors of the Company held on November 20, 2008, provided to us via email on December 16, 2008, stating that the Board of Directors has resolved to reserve up to an aggregate of 989,652 Shares (as defined below) under the conditional share capital reserved in Article 5 of the Articles of Association for employee benefit plans (the “Conditional Share Capital”) for the purposes of the Stock Purchase Plan.

II.	SCOPE AND ASSUMPTIONS

The opinions given in this opinion relate only to the laws of Switzerland as in force at the date hereof. We express no opinion on the laws of any other jurisdiction. The opinions given in this opinion are strictly limited to the matters stated in section III and do not extend to any other matters.

The opinions given herein are made on the basis of the following assumptions:

i.	We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

ii.	The purchase entitlements under the Stock Purchase Plan constitute options to acquire Shares.

iii.	If and to the extent the Shares are to be issued out of the Conditional Share Capital for the purposes of the Stock Purchase Plan such Shares can and will be (a) issued and (b) fully paid up in cash in compliance with the laws of Switzerland;

iv.	There are no intervening changes to the Articles of Association, the laws of Switzerland or any other relevant matter and the Minutes will be finalized in the form and contents submitted to us as excerpt.

III.	OPINIONS

Based upon the foregoing, in reliance thereon, and subject to the limitations and assumptions referred to above (II) and the qualifications set out below (IV), we are of the following opinion:

1.	ACE Limited is as a corporation (Aktiengesellschaft) duly existing under the laws of Switzerland. Pursuant to the Extract its current share capital amounts to CHF 11,115,362,926.16 divided into 335,406,244 registered shares of CHF 33.14 par value each.

2.	The Conditional Share Capital provides the Company with the authority to issue up to 32,837,097 registered shares of CHF 33.14 par value each (the “Shares”) without further shareholder approval in connection with the Plan. If and to the extent the Shares are to be created out of the Conditional Share Capital such Shares will, when issued, be validly issued and paid-up to their nominal value. The shareholders of the Company will have no personal liability to pay the Shares up to their nominal value in their capacity as shareholders of the Company.

IV.	QUALIFICATIONS

This opinion is subject to the following qualifications:

a.	Our opinions expressed herein are limited solely to the laws of Switzerland and we express no opinion herein concerning the laws of any other jurisdiction.

b.	Our scope of review did not include the Stock Purchase Plan.

c.	The opinions expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

d.	In this legal opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this legal opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.

This legal opinion is rendered solely to the persons to whom it is addressed and for the purpose of the transaction herein referred to. It may not be used, circulated, quoted, referred to or relied upon by any person other than the persons to whom it is addressed nor for any other purpose without our written consent in each instance. We hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. This legal opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

Yours sincerely,

Niederer Kraft & Frey AG

/s/ Philipp Haas